Exhibit 99.1
News Release

Contact:
L. Nash Allen, Jr.	Gary C. Bonds
Treasurer and Chief Financial Officer	Senior Vice President and Controller
662/680-2330	662/680-2332
BancorpSouth Reports First Quarter 2007 Earnings of $0.42 per Diluted Share

Loans and Deposits Expand Significantly with Acquisition of The Signature Bank

Insurance Commission Revenue Increases 21 Percent
TUPELO, Miss., Apr. 23, 2007/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) today announced financial results for the first quarter ended March 31, 2007.
   Highlights of the announcement include:
•	Net income for the first quarter of $33.6 million, or $0.42 per diluted share, up from $28.1 million, or $0.35 per diluted share, for the fourth quarter of 2006.

•	An increase in the net interest margin to 3.66 percent for the first quarter from 3.64 percent for the fourth quarter of 2006.

•	Growth in loans and leases, net of unearned income, of 18.2 percent and in total deposits of 8.9 percent.

•	Further enhancement of BancorpSouth’s credit quality, with a 7.0 percent reduction in non-performing loans and leases at the end of the first quarter of 2007 from the same time in 2006, and annualized net charge offs for the quarter of 0.08 percent of average loans and leases.

•	The fourth consecutive quarter of double-digit growth in insurance commission revenue, up 21.3 percent for the first quarter of 2007 compared to the first quarter of 2006.

•	Completion of the acquisition on March 1, 2007, of City Bancorp, the parent company of The Signature Bank (“Signature”), headquartered in Springfield, Missouri, with assets in excess of $850 million and which, with offices in Springfield and the suburbs of St. Louis, brings BancorpSouth its initial access to strong markets in its eighth contiguous state.
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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
BancorpSouth, Inc. is a financial holding company.

BXS Announces First Quarter Results

April 23, 2007
First Quarter 2006 Summary Results
BancorpSouth’s net income was $33.6 million, or $0.42 per diluted share, for the first quarter of 2007. These results included a negative impact of $0.01 per diluted share resulting from a $1.8 million pre-tax decline in the value of BancorpSouth’s mortgage servicing asset. Net income for the first quarter of 2006 was $37.7 million, or $0.47 per diluted share, which included a positive impact of $0.04 per diluted share from a $4.8 million reduction in the previous allowance for credit losses related to Hurricane Katrina.
“Our first quarter results marked a solid beginning to 2007,” remarked Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth. “As indicated by the increase in our net interest margin from the fourth quarter of 2006, the acquisition of Signature Bank with its higher net interest margin along with our own internal loan growth during the first quarter had a positive impact on net interest revenue. In addition, the acquisition of Signature drove the expansion of both our loan and deposit portfolios for the quarter, while taking us into new attractive markets.
“We are also pleased with the performance of noninterest revenue, which increased to 59% of net interest revenue, led by significant growth of our insurance business. Our long-term strategy of building noninterest revenue to mitigate the interest rate dependency of our core banking business continues to be validated in light of the ongoing challenges posed by high energy costs and economic uncertainty. We expect the momentum evident in our noninterest revenues and the earnings contribution from Signature to help us manage these challenges and achieve our operating and financial goals for 2007.”
Patterson added, “In February 2007, Statement of Financial Accounting Standards No. 159 was issued which permits entities to choose to measure financial instruments at fair value. The standard included an early adoption provision allowing entities to adopt within 120 days of their most recent fiscal year-end. BancorpSouth has decided not to implement this new accounting standard until January of 2008.”
Net Interest Revenue
Interest revenue for the first quarter of 2007 increased 17.0 percent, or $27.2 million, to $187.1 million from $159.9 million for the first quarter of 2006 and increased 4.3 percent from $179.4 million for the fourth quarter of 2006. Interest expense increased 38.3 percent, or $24.5 million, to $88.5 million for the first quarter of 2007 from $64.0 million for the first quarter of 2006 and 6.4 percent from $83.1 million for the fourth quarter of 2006.
The average taxable equivalent yield on earning assets increased to 6.85 percent for the first quarter of 2007 from 6.16 percent for the first quarter of 2006 and 6.70 percent for the fourth quarter of 2006. The average rate paid on interest bearing liabilities was 3.80 percent for the first quarter of 2007, compared with 2.91 percent for the first quarter of 2006 and 3.67 percent for the fourth quarter of 2006.
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BXS Announces First Quarter Results

April 23, 2007
Net interest revenue increased 2.9 percent to $98.7 million for the first quarter of 2007 from $95.9 million for the first quarter of 2006 and increased 2.5 percent from $96.3 million for the fourth quarter of 2006. Net interest margin was 3.66 percent for the first quarter of 2007 compared with 3.73 percent for the first quarter of 2006 and 3.64 percent for the fourth quarter of 2006.
Patterson said, “The comparable-quarter growth in our net interest revenue reflects the ongoing successful efforts of our asset/liability management team, considering first, the decline in net interest margin from the first quarter last year and, second, that Signature was included in our results for only the last month of the quarter. Our relatively stronger sequential-quarter results were positively affected by the flattening of the interest rate curve as compared to the latter part of 2006, increasing our asset/liability management flexibility.”
Deposit and Loan Activity
Total assets at March 31, 2007 increased 9.0 percent to $13.0 billion from $11.9 billion at March 31, 2006. Total deposits grew 8.9 percent to $10.7 billion at March 31, 2007 from $9.8 billion at March 31, 2006. Loans and leases, net of unearned income, increased 18.2 percent to $8.7 billion at March 31, 2007 from $7.4 billion at March 31, 2006.
“The acquisition of Signature accounted for approximately 70% of the growth in deposits and approximately 58% of the growth in loans for the quarter,” Patterson added. “These percentages indicate that, excluding the impact of this acquisition, the rate of our organic loan growth improved from the fourth quarter of 2006. In addition, consistent with our asset/liability management strategy, we have continued to fund our loan growth primarily through maturing securities from our investment portfolio, while pricing both demand and time deposits with a focus on maintaining core customer relationships.”
Provision for Credit Losses and Allowance for Credit Losses
For the first quarter of 2007, the provision for credit losses was $1.4 million compared with a negative provision for credit losses of $3.9 million for the first quarter of 2006 related to a $4.8 million reduction in a previous allowance for credit losses related to Hurricane Katrina. The provision for credit losses for the fourth quarter of 2006 was $6.3 million. Annualized net charge-offs were 0.08 percent of average loans and leases for the first quarter of 2007 compared with 0.09 percent for the first quarter of 2006 and 0.25 percent for the fourth quarter of 2006.
Non-performing loans and leases decreased 7.0 percent to $24.2 million, or 0.28 percent of loans and leases, at March 31, 2007, from $26.0 million, or 0.35 percent of loans and leases, at March 31, 2006, and increased 3.1 percent from $23.5 million, or 0.30 percent of loans and leases, at December 31, 2006. The allowance for credit losses was 1.20 percent of loans and leases at March 31, 2007, compared with 1.30 percent of loans and leases at March 31, 2006 and 1.26 percent of loans and leases at December 31, 2006.
Patterson added, “Our credit quality strengthened during the first quarter on both a comparable- and sequential-quarter basis, as measured by non-performing loans as a percentage of total loans and leases, net of unearned income; annualized net charge-offs; and our coverage ratio, which is
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BXS Announces First Quarter Results

April 23, 2007
the ratio of our allowance for credit losses to non-performing loans and leases. We attribute this improvement, as well as the quality of our overall credit position, to the consistency and discipline with which we carry out our conservative lending and credit policies. These policies are fundamental to creating long-term profitable growth and shareholder value and are, therefore, not affected by cyclical changes in the lending environment.”
Noninterest Revenue
Noninterest revenue increased 10.6 percent to $58.4 million for the first quarter of 2007 from $52.8 million for the first quarter of 2006. The results for the first quarter of 2007 include the impact of the $1.8 million decline in revenue related to changes in the value of BancorpSouth’s mortgage servicing asset.
“The substantial growth in our noninterest revenue continues to reflect strong performance by our insurance business,” stated Patterson. “Insurance commission revenue rose 21.3 percent for the first quarter of 2007 from the first quarter last year, representing the fourth consecutive quarter of double-digit growth. The expansion of this business — and a significant continuing growth opportunity — is primarily attributable to growth in our Mississippi and Louisiana operations in the aftermath of Hurricane Katrina. In addition, our fourth-quarter entry into the insurance market in Alabama through our new office in Mobile demonstrates both our commitment to expanding our presence along the Gulf Coast and our ability to leverage our significant banking presence in a number of growing markets throughout Alabama.”
Noninterest Expense
Noninterest expense increased 10.0 percent to $105.6 million for the first quarter of 2007 from $96.0 million for the first quarter of 2006 and increased 5.5 percent from $100.1 million for the fourth quarter of 2006. The growth in noninterest expense primarily resulted from additional salaries, employee benefits and occupancy expense associated with the opening of seven new loan production offices and seven new full-service branch bank offices during 2006, the launch of insurance operations in Mobile, Alabama in the fourth quarter of 2006 and the acquisition of Signature on March 1, 2007.
Capital Management
BancorpSouth repurchased 225,500 shares of its common stock during the first quarter of 2007. BancorpSouth has repurchased 986,000 shares under the stock repurchase plan for the repurchase of up to three million shares that commenced May 1, 2005 and expires April 30, 2007. Combined with the shares repurchased under earlier stock repurchase plans, BancorpSouth has repurchased approximately 11.5 million shares of its common stock since its original share repurchase program was initiated in 2001. On March 21, 2007, BancorpSouth announced that the Board of Directors authorized a new stock repurchase plan for the repurchase of up to three million shares that commences on May 1, 2007 and expires on April 30, 2009. BancorpSouth will continue to evaluate additional share repurchase opportunities under this plan.
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BXS Announces First Quarter Results

April 23, 2007
Summary
“We are encouraged by our performance for the first quarter of 2007 and by our prospects for continued growth,” concluded Patterson. “We believe we have ample opportunities for expansion within our geographically diverse markets through a proven business model with mutually supporting banking and noninterest revenue streams. Within Mississippi alone, as the largest financial institution headquartered in the state, we are well positioned to participate in opportunities inherent in the revitalization of the Gulf Coast region, which is expected to drive investment within the region to unprecedented levels for many years to come. We have also entered attractive new markets that broaden our franchise, through our expansion into the Florida market in the third quarter of 2006 and the Missouri market in the quarter just ended.
“Consistent with our long-term record of success, we intend to pursue these growth opportunities within the framework of our conservative lending, credit and operating philosophies. As reflected by our 23-year record of increasing cash dividends, we remain focused on and committed to long-term growth in earnings and shareholder value.”
Conference Call
BancorpSouth will conduct a conference call to discuss its first quarter 2007 results tomorrow, April 24, 2007, at 9:00 a.m. (Central Time). Investors may listen via the Internet by accessing BancorpSouth’s website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth’s website for at least two weeks following the call.
Forward-Looking Statements
Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to our noninterest revenue, the integration of Signature, opportunities and investment in the Gulf Coast region, repurchases under our common stock repurchase plan and our ability to pursue profitable growth in existing and new markets.
We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, the rate of economic recovery in the region affected by Hurricane Katrina, the ability of BancorpSouth to integrate the operations of Signature, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, the ability of BancorpSouth to increase noninterest revenue and expand noninterest revenue business, the ability of BancorpSouth to maintain credit quality, changes in laws and regulations affecting financial service companies in general, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth’s operating or expansion strategy, geographic concentration of BancorpSouth’s assets, the ability of BancorpSouth to manage its
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BXS Announces First Quarter Results

April 23, 2007
growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to achieve profitable growth and increase shareholder value, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to repurchase its common stock on favorable terms, the ability of BancorpSouth to identify, close and effectively integrate potential acquisitions, the ability of BancorpSouth to expand geographically and enter growing markets, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth’s filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 283 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Tennessee and Texas and The Signature Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates seven commercial banking, mortgage and broker locations in Missouri.
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BancorpSouth, Inc.
Selected Financial Data

	Three Months Ended
	March 31,
	2007	2006
(Dollars in thousands, except per share amounts)
Earnings Summary:
Net interest revenue	$98,668	$95,929
Provision for credit losses	1,355	(3,860)
Non-interest revenue	58,359	52,770
Non-interest expense	105,610	96,008

Income before income taxes	50,062	56,551
Income tax provision	16,485	18,806
Net income	$33,577	$37,745

Earning per share: Basic	$0.42	$0.48

Diluted	$0.42	$0.47

Balance sheet data at March 31:
Total assets	$12,960,658	$11,889,916
Total earning assets	11,834,420	10,779,583
Loans and leases, net of unearned income	8,739,106	7,395,287
Allowance for credit losses	104,687	96,017
Total deposits	10,659,493	9,793,203
Common shareholders’ equity	1,126,003	997,565
Book value per share	13.70	12.59

Average balance sheet data:
Total assets	$12,296,324	$11,764,310
Total earning assets	11,226,190	10,684,683
Loans and leases, net of unearned interest	8,150,205	7,371,764
Total deposits	10,036,386	9,706,317
Common shareholders’ equity	1,055,665	973,891

Non-performing assets at March 31:
Non-accrual loans and leases	$10,128	$10,157
Loans and leases 90+ days past due	12,749	13,661
Restructured loans and leases	1,312	2,197
Other real estate owned	9,215	12,012

Net charge-offs as a percentage of average loans (annualized)	0.08%	0.09%

Performance ratios (annualized):
Return on average assets	1.11%	1.30%
Return on common equity	12.90%	15.72%

Net interest margin	3.66%	3.73%

Average shares outstanding — basic	79,456,437	79,212,313
Average shares outstanding — diluted	79,892,404	79,541,988

BancorpSouth, Inc.
Consolidated Balance Sheet
(Unaudited)

	March 31,
			%
	2007	2006	Change
	(Dollars in thousands)
Assets
Cash and due from banks	$292,401	$386,543	(24.35%)
Interest bearing deposits with other banks	11,390	6,809	67.28%
Held-to-maturity securities, at amortized cost	1,693,329	1,777,923	(4.76%)
Available-for-sale securities, at fair value	1,102,248	1,336,745	(17.54%)
Federal funds sold and securities purchased under agreement to resell	225,055	224,298	0.34%
Loans and leases	8,785,170	7,433,156	18.19%
Less: Unearned income	46,064	37,869	21.64%
Allowance for credit losses	104,687	96,017	9.03%

Net loans and leases	8,634,419	7,299,270	18.29%
Loans held for sale	63,291	38,521	64.30%
Premises and equipment, net	306,659	270,605	13.32%
Accrued interest receivable	94,854	85,616	10.79%
Goodwill	250,337	139,335	79.67%
Other assets	286,675	324,251	(11.59%)

Total Assets	$12,960,658	11,889,916	9.01%

Liabilities
Deposits:
Demand: Noninterest bearing	$1,787,365	1,790,418	(0.17%)
Interest bearing	3,312,765	3,071,176	7.87%
Savings	743,767	771,933	(3.65%)
Other time	4,815,596	4,159,676	15.77%

Total deposits	10,659,493	9,793,203	8.85%
Federal funds purchased and securities sold under agreement to repurchase	702,837	643,401	9.24%
Accrued interest payable	42,231	28,492	48.22%
Junior subordinated debt securities	163,405	144,847	12.81%
Long-term Federal Home Loan Bank borrowings	152,186	136,857	11.20%
Other liabilities	114,503	145,551	(21.33%)

Total Liabilities	11,834,655	10,892,351	8.65%
Shareholders’ Equity
Common stock	205,447	198,018	3.75%
Capital surplus	186,089	110,000	69.17%
Accumulated other comprehensive income (loss)	(23,120)	(16,904)	36.77%
Retained earnings	757,587	706,451	7.24%

Total Shareholders’ Equity	1,126,003	997,565	12.88%

Total Liabilities & Shareholders’ Equity	$12,960,658	$11,889,916	9.01%

BancorpSouth, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter To Date
	Mar-07	Dec-06	Sep-06	Jun-06	Mar-06
INTEREST REVENUE:
Loans and leases	$153,241	$147,784	$143,712	$134,569	$127,200
Deposits with other banks	286	217	295	176	141
Federal funds sold and securities purchased under agreement to resell	2,511	635	609	976	2,846
Held-to-maturity securities:
Taxable	16,705	16,532	16,107	16,048	14,323
Tax-exempt	2,015	2,012	2,017	2,077	1,887
Available-for-sale securities:
Taxable	9,592	9,653	10,405	11,389	10,904
Tax-exempt	1,115	1,170	1,215	1,276	1,363
Loans held for sale	1,675	1,366	878	871	1,238

Total interest revenue	187,140	179,369	175,238	167,382	159,902

INTEREST EXPENSE:
Interest bearing demand	19,887	16,228	15,514	14,613	13,790
Savings	2,383	2,160	2,089	2,044	1,693
Other time	51,985	48,585	45,361	40,773	37,650
Fed funds purchased and securities sold under agreement to repurchase	7,824	8,940	8,498	6,549	5,902
Other	6,393	7,205	7,378	6,182	4,938

Total interest expense	88,472	83,118	78,840	70,161	63,973

Net interest revenue	98,668	96,251	96,398	97,221	95,929
Provision for credit losses	1,355	6,325	2,526	3,586	(3,860)

Net interest revenue, after provision for credit losses	97,313	89,926	93,872	93,635	99,789

NONINTEREST REVENUE:
Mortgage lending	1,779	(820)	41	3,720	3,176
Credit card, debit card and merchant fees	5,720	5,712	5,340	5,242	4,973
Service and NSF charges	16,550	17,343	17,354	17,489	15,450
Trust income	2,214	3,703	2,344	2,325	2,016
Security gains, net	7	4	9	17	10
Insurance commissions	19,794	16,146	15,977	14,841	16,322
Other	12,295	8,402	8,169	9,966	10,823

Total noninterest revenue	58,359	50,490	49,234	53,600	52,770

NONINTEREST EXPENSES:
Salaries and employee benefits	63,628	60,178	58,453	58,376	57,573
Occupancy, net of rental income	8,463	8,173	8,598	7,759	7,442
Equipment	6,026	5,941	5,896	5,822	5,763
Other	27,493	25,849	25,714	26,387	25,230

Total noninterest expenses	105,610	100,141	98,661	98,344	96,008

Income before income taxes	50,062	40,275	44,445	48,891	56,551
Income tax expense	16,485	12,202	20,568	13,392	18,806

Net income	$33,577	$28,073	$23,877	$35,499	$37,745

Net income per share: Basic	$0.42	$0.35	$0.30	$0.45	$0.48

Diluted	$0.42	$0.35	$0.30	$0.45	$0.47

BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2007
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$8,254,869	$155,740	7.65%
Held-to-maturity securities:
Taxable	1,523,186	16,705	4.45%
Tax-exempt	184,853	3,099	6.80%
Available-for-sale securities:
Taxable	964,323	9,592	4.03%
Tax-exempt	93,108	1,716	7.47%
Short-term investments	205,851	2,798	5.51%

Total interest earning assets and revenue	11,226,190	189,650	6.85%
Other assets	1,170,197
Less: allowance for credit losses	(100,063)

Total	$12,296,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$3,130,639	$19,887	2.58%
Savings	722,849	2,384	1.34%
Other time	4,521,939	51,985	4.66%
Short-term borrowings	761,968	9,093	4.84%
Junior subordinated debt	151,239	3,081	8.26%
Long-term debt	141,183	2,042	5.87%

Total interest bearing liabilities and expense	9,429,817	88,472	3.80%
Demand deposits - noninterest bearing	1,660,959
Other liabilities	149,883

Total liabilities	11,240,659
Shareholders’ equity	1,055,665

Total	$12,296,324

Net interest revenue		$101,178

Net interest margin			3.66%
Net interest rate spread			3.05%
Interest bearing liabilities to interest earning assets			84.00%

Net interest tax equivalent adjustment		$2,510

BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2006
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$7,465,932	$129,097	7.01%
Held-to-maturity securities:
Taxable	1,457,104	14,323	3.99%
Tax-exempt	174,340	2,903	6.75%
Available-for-sale securities:
Taxable	1,201,272	10,904	3.68%
Tax-exempt	117,601	2,097	7.23%
Short-term investments	268,434	2,987	4.51%

Total interest earning assets and revenue	10,684,683	162,311	6.16%
Other assets	1,179,820
Less: allowance for credit losses	(100,193)

Total	$11,764,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$3,085,163	$13,790	1.81%
Savings	749,318	1,693	0.92%
Other time	4,150,031	37,650	3.68%
Short-term borrowings	643,899	5,929	3.73%
Junior subordinated debt	144,847	2,911	8.15%
Long-term debt	136,984	2,000	5.92%

Total interest bearing liabilities and expense	8,910,242	63,973	2.91%
Demand deposits - noninterest bearing	1,721,805
Other liabilities	158,372

Total liabilities	10,790,419
Shareholders’ equity	973,891

Total	$11,764,310

Net interest revenue		$98,338

Net interest margin			3.73%
Net interest rate spread			3.25%
Interest bearing liabilities to interest earning assets			83.39%

Net interest tax equivalent adjustment		$2,409